Exhibit 99.1

Contact:

Sylvia Wheeler

Director, Corporate Communications

Cerus Corporation

(925) 288-6061

CERUS REALIGNS DEVELOPMENT EFFORTS AND REDUCES EXPENSES

CONCORD, Calif., October 15, 2003 – Cerus Corporation (Nasdaq:  CERS) today announced that the company is restructuring its operations to focus on its pathogen inactivation products for platelets and plasma and on its pipeline of therapeutics and vaccines.

The company will reduce operating expenses primarily related to its red blood cell program while it investigates alternative approaches to advance that program.  The company previously announced termination of Phase III clinical investigation of pathogen inactivated red blood cells.  As a result of the restructuring, the company will reduce its current workforce by approximately 25 percent and expects to reduce its research and development expenses for 2003 to approximately $55 million, from previously projected expenditures of $60-65 million.  The change in focus is expected to result in an overall expense reduction of $20-25 million in 2004 over 2003.

“We are working expeditiously to cut expenses relating to the red blood cell clinical program,” said Stephen T. Isaacs, president and chief executive officer.  “Meanwhile, we are working with Baxter to commercialize INTERCEPT Platelets in Europe and to complete the regulatory process for the product in the United States.  In addition, we are pleased to have a second product, the INTERCEPT Blood System for plasma, approaching completion of Phase III clinical trials and to have a pipeline of development-stage therapeutic products.”

Cerus separately announced the initiation of legal proceedings by Baxter Capital

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Corporation concerning the $50 million loan provided to it by Baxter earlier this year.  The companies are in disagreement on whether or not the loan is due at this time.  The collaboration agreements between Cerus and Baxter Healthcare Corporation relating to the INTERCEPT Blood System are not a subject of this action.

In addition to the INTERCEPT Blood System, Cerus also is developing therapeutic and vaccine applications of its Helinx technology.  The company’s Epstein Barr virus vaccine is designed to protect organ transplant patients against this virus, which can potentially cause malignant lymphoma.  The company is also developing an allogenic cellular immune therapeutic (ACIT) designed to improve the outcome of stem cell transplants in patients with lymphoma and leukemia.  A second Phase I clinical trial of the ACIT is expected to begin soon.

ABOUT CERUS

Cerus Corporation is developing medical systems and therapeutics to provide safer and more effective options to patients. The company is developing products based on its proprietary Helinx® technology for controlling biological replication. Cerus’ most advanced programs are focused on systems to enhance the safety of the world’s blood supply. The INTERCEPT Blood System, which is being developed in collaboration with subsidiaries of Baxter International Inc., is based on the company’s Helinx technology.  The INTERCEPT Blood System is designed to inactivate viruses, bacteria, other pathogens, and white blood cells. The Concord, California-based company also is pursuing therapeutic applications of Helinx technology to treat and prevent serious diseases.

Helinx is a trademark of Cerus Corporation

INTERCEPT and INTERCEPT Blood are trademarks of Baxter International Inc.

Statements in this news release regarding projected cost savings, regulatory filings, product development, commercial potential, possible outcomes of the loan dispute and the Company’s relationship with Baxter Healthcare are forward-looking statements that involve risks and uncertainties.  Actual results could differ materially from the above forward-looking statements as a result of certain factors, including the risks and uncertainty of the timing and results of clinical trials and other development activities, actions by regulatory authorities at any stage of the development and commercialization process, additional financing activities, manufacturing, market acceptance of any products, competitive conditions, legal proceedings, actions by Baxter and other factors discussed in the company’s most recent filings with the Securities and Exchange Commission.

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